EXHIBIT 10.2

SCHMITT INDUSTRIES, INC.

BOARD OF DIRECTORS

POLICY ON CONFIDENTIALITY

Adopted October 12, 2018

Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express or implied permission of the Board of Directors to disclose such information. Accordingly,

(i) no Director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and

(ii) no Director shall disclose Confidential Information outside the Company, either during or after his or her service as a Director of the Company, except with authorization of the Board of Directors or as may be otherwise required by law.

“Confidential Information” is all non-public information entrusted to or obtained by a Director by reason of his or her position as a Director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:

• non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

• non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, that the Company is under an obligation to maintain as confidential; and

• non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.